EX-99.e.1.ii

AMENDMENT NO. 1 TO
SCHEDULE I
TO THE DISTRIBUTION AGREEMENT

AS OF SEPTEMBER 28, 2012

     This Schedule to the Distribution Agreement between Delaware Group Equity Funds IV and Delaware Distributors, L.P. originally entered into as of May 15, 2003 and amended and restated on January 4, 2010 (the “Agreement”) lists the Series and Classes for which Delaware Distributors, L.P. provides distribution services pursuant to this Agreement, along with the 12b-1 Plan rates, if applicable, for each class and the date on which the Agreement became effective for each Series.

			Portion
		Total 12b-l Plan	designated as
		Fee Rate (per	Service Fee Rate
		annum of the	(per annum of the
		Series’ average	Series’ average
		daily net assets	daily net assets
		represented by	represented by
		shares of the	shares of the
Series Name	Class Names	Class)	Class)	Effective Date
Delaware Smid Cap Growth Fund	A Class	.30%		April 19, 2001
(formerly, Delaware Growth
Opportunities Fund)
	B Class	1.00%	.25%	April 19, 2001
	C Class	1.00%	.25%	April 19, 2001
	R Class	.60%		May 15, 2003
	Institutional Class			April 19, 2001
Delaware Healthcare Fund	A Class	.30%		September 28, 2007
	C Class	1.00%	.25%	September 28, 2007
	R Class	.60%		September 28, 2007
	Institutional Class			September 28, 2007

DELAWARE DISTRIBUTORS, L.P.
DELAWARE DISTRIBUTORS, INC., General Partner

By:	/s/ J. SCOTT COLEMAN
Name:	J. Scott Coleman
Title:	Executive Vice President

DELAWARE GROUP EQUITY FUNDS IV
on behalf of the Series
listed on Schedule I

By:	/s/ PATRICK P. COYNE
Name:	Patrick P. Coyne
Title:	President and Chief Executive Officer